Exhibit 10.1

THE MARCUS CORPORATION
2004 EQUITY AND INCENTIVE AWARDS PLAN
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of the grant date specified on the attached cover page (the “Grant Date”) by and between THE MARCUS CORPORATION, a Wisconsin corporation (the “Company”), and the Participant named on the attached cover page (the “Participant”).

WITNESSETH:

WHEREAS, the terms of The Marcus Corporation 2004 Equity and Incentive Awards Plan (the “Plan”), to the extent not stated herein, are specifically incorporated by reference in this Agreement and defined terms used herein which are not otherwise defined shall have the meaning set forth in the Plan;

WHEREAS, the Plan provides for the grant of various equity-based incentive awards, including grants of restricted shares of the Company’s Common Stock, $1 par value (“Common Stock”), to be granted to certain key employees of the Company or a subsidiary thereof;

WHEREAS, the Participant is now employed by the Company or a subsidiary thereof in a key capacity and has exhibited judgment, initiative and efforts which have contributed materially to the successful performance of the Company; and

WHEREAS, the Company desires to grant the Participant the Restricted Stock (as defined below) in recognition of Participant’s past and expected future efforts as an employee of the Company or a subsidiary thereof and to provide the Participant with the opportunity to increase his stock ownership in the Company.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.      Grant of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants the Participant the number of shares of Common Stock set forth on the attached cover page (the “Restricted Stock”).

2.      Restrictions. The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Notwithstanding the foregoing, except as otherwise provided in Section 3, such restrictions shall lapse and the Restricted Stock shall vest with respect to the following amounts of Restricted Stock in accordance with the following schedule provided that the Participant is then still employed by the Company or a subsidiary on the relevant date below:

Elapsed Period of Time after the Grant Date	Cumulative Percentage of Restricted Stock no Longer Subject to Restrictions
Prior to the second anniversary of the Grant Date	0%
From and after the second anniversary of the Grant Date	50%
From and after the fourth anniversary of the Grant Date or the date referred to in paragraph 3(a)	100%

The period during which any of the Restricted Stock is subject to the restrictions in this Section 2 shall hereinafter be referred to as the “Restriction Period” with respect to the portion of the shares of Restricted Stock still subject to restriction. The Committee, as the administrator of the Plan, may, at any time or from time to time, accelerate all or any part of the Restriction Period with respect to all or any portion of the Restricted Stock.

3.      Termination of Employment; Change in Control.

(a)    If the Participant dies while he is in the employ of the Company or any subsidiary, or if his employment is terminated by reason of his retirement in accordance with the then effective retirement plan or policy of the Company or any subsidiary, or his permanent disability, the Restriction Period shall automatically terminate and all of the shares of the Restricted Stock shall be free of all restrictions imposed by Section 2.

(b)   If the Participant’s employment is terminated by the Company or any subsidiary for any reason or if the Participant terminates his employment with the Company or any subsidiary for any reason (other than, in each case, one of the reasons set forth in Section 3(a)), then any shares of Restricted Stock which then remain subject to the restrictions of Section 2 at the date of such termination shall automatically be forfeited and returned to the Company.

4.      Deposit of Restricted Shares. One or more certificates evidencing the shares of Restricted Stock shall be issued by the Company in the Participant’s name. The Company shall cause the issued certificate(s) to be delivered to the Secretary of the Company (or his designee) as a depository for safekeeping until a forfeiture occurs or the restrictions imposed by Section 2 hereof terminate. Promptly after the restrictions imposed by Section 2 hereof terminate with respect to some or all of the shares of Restricted Stock, the Company shall deliver stock certificates representing such shares to Participant. Upon request of the Company, Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the restrictions of Section 2.

5.      Securities Law Restrictions; Market Stand-Off. In addition to the restrictions set forth above, the shares of Restricted Stock granted hereunder may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), or in a transaction which, in the opinion of legal counsel for the Company, is exempt from the registration provisions of the Act. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this Agreement (whether or not subject to restrictions or risk of forfeiture at the time of such offering) without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days. In addition, if required by underwriters for the Company, you agree to enter into a lock-up agreement with respect to any shares acquired under this Agreement.

6.      Voting Rights; Dividends and Other Distributions. During the Restriction Period and prior to any forfeiture of the Restricted Stock, the Participant will, subject to the restrictions set forth in Section 2, have all rights as a shareholder with respect to the shares of Restricted Stock which then remain subject to such restrictions (including voting rights and the right to receive dividends or other distributions the record date for which occurs prior to the forfeiture of the Restricted Stock); provided, however, that if any such dividends or distributions are paid in stock of the Company, such shares shall be subject to the same restrictions and risk of forfeiture as the Restricted Stock with respect to which they were paid.

7.      Tax Withholding.

(a)    No later than the date as of which an amount first becomes includable in the Participant’s gross income for federal income tax purposes with respect to the Restricted Stock, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement and the Plan, including the obligation to release from custody the Restricted Stock upon the expiration of the Restriction Period, shall be conditional on the Participant making such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(b)   The Participant shall be permitted to satisfy the Company’s tax withholding requirements by either (i) delivering shares of previously owned Common Stock or (ii) having the Company withhold a portion of the shares of Common Stock otherwise deliverable pursuant to this Agreement, in either case having a fair market value (as determined by the Committee) on the date income is recognized by the Participant equal to the amount needed to satisfy any withholding obligations, provided that the amount of Shares withheld or delivered may not exceed the total maximum statutory withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If the number of shares of Common Stock determined pursuant to the preceding sentence shall include a fractional share, then the number of shares delivered to, or withheld by, the Company shall be rounded up to the next highest whole number and the Company shall deliver to the Participant cash in an amount equal to the then fair market value (as determined by the Committee) of the fractional share of Common Stock delivered or withheld in excess of the amount needed to satisfy any withholding obligations, unless the Participant makes other arrangements satisfactory to the Company for payment of such amount.

8.      No Right to Employment. It is fully understood that nothing contained in this Agreement or the Plan shall be deemed to confer upon the Participant any right to continue in the employ of the Company or any subsidiary, nor to interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Participant at any time for any reason.

9.      Interpretation by Committee. As a condition of the granting of the Restricted Stock, the Participant agrees, for himself and his legal representatives, that the Plan and this Agreement shall be subject to discretionary interpretation by the Committee and that any interpretation by the Committee of the terms of the Plan and this Agreement shall be final, binding and conclusive on the Participant and his legal representatives in all respects and shall not be subject to challenge or dispute by the Participant or his legal representatives.

10.   Modification. Subject to the applicable provisions of the Plan, at any time and from time to time the Committee may direct execution of an instrument providing for the modification, extension or renewal of this Agreement; provided, however, that no such modification, extension or renewal shall (a) confer on the Participant any right or benefit which could not be conferred on him by a grant of restricted shares of Common Stock under the Plan at such time or (b) except to the extent the Committee determines that such modification, extension or renewal is in the best interest of the Participant or any other person(s) as may then have an interest in the Restricted Stock, materially and adversely affect the value of the Restricted Stock without the written consent of the Participant.

11.   Miscellaneous.

(a)                If the Company fails to enforce any provision of this Agreement at any time, that failure will in no way constitute a waiver of such provision or of any other provision hereof.

(b)               If any provision of this Agreement is held illegal, unenforceable or invalid for any reason, such illegality, unenforceability or invalidity will not affect the legality, enforceability or validity of the remaining provisions of this Agreement, and the Agreement will be construed and enforced as if the illegal, unenforceable or invalid provision had not been included in the Agreement.

(c)                This Agreement will be binding on and inure to the benefit of the Participant and the Participant’s heirs and personal representatives and to benefit of the Company and its successors and legal representatives.

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